As filed with the Securities and Exchange Commission on August 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMAG PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-2742593
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Hayden Avenue

Lexington, Massachusetts 02421

(617) 498-3300

(Address of Principal Executive Offices, including zip code)

Employment Inducement Awards

AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan

(Full Title of the Plan)

William K. Heiden

President, Chief Executive Officer

100 Hayden Avenue

Lexington, Massachusetts 02421

(617) 498-3300

(Name, Address and Telephone Number, including area code, of Agent For Service)

Copies to:

Stuart M. Cable, Esq.

Ettore A. Santucci, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

(617) 570-1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share	210,000 shares	(2)	$19.74	(3)	$4,145,400.00	(3)	$565.44
	95,000 shares	(4)	$22.84	(5)	$2,169,800.00	(5)	$295.97
	1,100,000 shares	(6)	$22.84	(5)	$25,124,000.00	(5)	$3,426.92
TOTAL	1,405,000 shares				$31,439,200.00		$4,288.31

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)

Consists of shares of common stock, par value $0.01 per share (“Common Stock”) of AMAG Pharmaceuticals, Inc. (the “Registrant”) which are issuable upon exercise of stock options granted outside of the Registrant’s employee equity compensation plans to certain individuals to induce such individuals to accept employment with the Registrant (the “Inducement Option Awards”).

(3)	Calculated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the weighted average exercise price of the Inducement Option Awards.

(4)

Consists of restricted stock units issued outside of the Registrant’s employee equity compensation plans to certain individuals to induce such individuals to accept employment with the Registrant (the “Inducement RSU Awards”).

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low sales prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market on July 31, 2013.

(6)	Represents additional shares of the Registrant’s Common Stock that may be issued pursuant to the Registrant’s Third Amended and Restated 2007 Equity Incentive Plan (the “Restated Plan”).

EXPLANATORY NOTE

To induce the individuals listed below to accept employment with the Registrant, the Registrant granted the following equity awards to such individuals (the “Employment Inducement Awards”) on the dates detailed below (each, a “Grant Date”):

•                  an option to purchase 75,000 shares of Common Stock with a per-share exercise price of $15.89 and a restricted stock unit award (an “RSU Award”) with respect to 35,000 shares of Common Stock were granted to Greg Madison to induce Mr. Madison to accept employment as the Registrant’s Executive Vice President and Chief Commercial Officer, such grant made on January 2, 2013;

•                  an option to purchase 60,000 shares of Common Stock with a per-share exercise price of $20.36 and an RSU Award with respect to 35,000 shares of Common Stock granted to Steve Caffe to induce Dr. Caffe to accept employment as the Registrant’s Senior Vice President and Chief Development and Regulatory Officer, such grant made on June 20, 2013;

•                  an option to purchase 30,000 shares of Common Stock with a per-share exercise price of $22.35 and an RSU Award with respect to 10,000 shares of Common Stock granted to Amit Verma to induce Mr. Verma to accept employment as the Registrant’s Vice President, Marketing, such grant made on July 1, 2013; and

•                  an option to purchase 45,000 shares of Common Stock with a per-share exercise price of $23.57 and an RSU Award with respect to 15,000 shares of Common Stock granted to Carol Ann Satler to induce Dr. Satler to accept employment as the Registrant’s Senior Vice President of Medical and Scientific Affairs, such grant made on July 22, 2013.

Each Employment Inducement Award will vest in equal annual installments over 4 years from the respective Grant Date.  Each Employment Inducement Award was approved by the Registrant’s Board of Directors in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders. The Employment Inducement Awards were granted outside of the Restated Plan and its predecessor plans.  This Registration on Form S-8 (this “Registration Statement”) registers, among other securities described below, shares of Common Stock issuable pursuant to the Employment Inducement Awards.

On April 12, 2013, the Registrant’s Board of Directors approved an amendment and restatement of the Second Amended and Restated 2007 Equity Incentive Plan, in the form of the Restated Plan.  On May 23, 2013, the stockholders of the Registrant approved the Restated Plan, which increases the aggregate number of shares authorized for issuance thereunder by 1,100,000 shares from 3,415,325 shares to 4,515,325 shares (the “Plan Shares”).  The Plan Shares includes shares of Common Stock underlying awards under the Registrant’s Amended and Restated 2000 Stock Plan, or the 2000 Plan, that were forfeited, canceled or otherwise terminated (other than by exercise) on or after November 27, 2007, and shares subsequently forfeited, canceled or otherwise terminated (other than by exercise) under the 2000 Plan shall be added to the shares available for issuance under the Restated Plan. The Restated Plan will expire on May 23, 2023, which is ten years from the date of the stockholder approval, and incentive stock options may be granted until April 12, 2023, which is ten years from the date the Board of Directors approved the Plan.  Solely with respect to the registration on this Registration Statement of the 1,100,000 additional shares of the Common Stock which may be issued pursuant to the Restated Plan, such securities subject to this Registration Statement are of the same class of the Registrant for which the Registrant previously filed Registration Statements on Form S-8 under the Securities Act.  Accordingly, the contents of the Registrant’s Registration Statement on Form S-8, File No. 333-168786, as filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2010, the Registrant’s Registration Statement on Form S-8, File No. 333-159938, as filed with the Commission on June 12, 2009, the Registrant’s Registration Statement on Form S-8, File No. 333-148682, as filed with the Commission on January 15, 2008, the Registrant’s Registration Statement on Form S-8, File No. 333-131656, as filed with the Commission on February 8, 2006 and the Registrant’s Registration Statement on Form S-8, File No. 333-82292, as filed with the Commission on February 6, 2002, are hereby incorporated by reference pursuant to General Instruction E to Form S-8.  After giving effect to this Registration Statement, an aggregate of 4,515,325 shares of the Registrant’s Common Stock are authorized for issuance under and have been registered for issuance pursuant to the Restated Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*                 Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Commission (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 001-10865), filed with the Commission on March 4, 2013 (including, for the avoidance of doubt, information specifically incorporated by reference in the Registrant’s Form 10-K from the Registrant’s Definitive Proxy Statement for its 2013 Annual Meeting of Stockholders, filed with the Commission on April 19, 2013);

(b) the Registrant’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2013, filed with the Commission on May 6, 2013;

(c) the Registrant’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 and Item 7.01 thereof), filed with the Commission on March 15, 2013, April 4, 2013, May 21, 2013; May 24, 2013; June 10, 2013; and June 13, 2013;

(d) all other documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above;

(e) the description of the Registrant’s outstanding Common Stock contained under Item 8.01 of the Registrant’s Current Report on Form 8-K, filed with the Commission on August 1, 2013 (File No. 001-10865), including all amendments or reports filed for the purpose of updating such description; and

(f) the description of the Registrant’s Series A Junior Participating Preferred Stock Purchase Rights contained under Item 3.03 of the Registrant’s Current Report on Form 8-K, filed with the Commission on September 4, 2009 (File No. 000-14732), including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of a Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.                                 Description of Securities.

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation, as amended, provides that the Registrant shall, to the fullest extent permitted by law, indemnify all directors and officers of the Registrant and, if approved by the Registrant’s Board of Directors, all employees and agents of the Registrant. The Certificate of Incorporation also contains a provision eliminating the liability of directors of the Registrant to the Registrant or its stockholders for monetary damage, to the fullest extent permitted by law. The Certificate of Incorporation also permits the Registrant to maintain insurance to protect itself and any director, officer, employee or agent against any liability whether or not the Registrant would have the power to indemnify such persons under the General Corporation Law of Delaware (and the Registrant has obtained director and officer liability insurance for the benefit of its directors and officers).

The Registrant has entered into indemnification agreements with each of its current directors and certain of its officers, pursuant to which the Registrant agreed to indemnify each director and such officers with respect to any expenses, judgments, fines, penalties, and amounts paid in settlement in connection with any claim, pending or completed action, suit or proceeding, or any inquiry or investigation, related to any actions taken by the director or officer related to their service as a director or officer if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful.

Item 7.                                 Exemption from Registration Claimed.

Not applicable.

Item 8.                                 Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

4.1*	Form of Option Grant Agreement, by and between the Registrant and Greg Madison.

4.2*	Form of Restricted Stock Unit Agreement, by and between the Registrant and Greg Madison.

4.3*	Form of Option Grant Agreement, by and between the Registrant and each of Steve Caffe, Amit Verma and Carol Ann Satler.

4.4*	Form of Restricted Stock Unit Agreement, by and between the Registrant and each of Steve Caffe, Amit Verma and Carol Ann Satler.

4.5*	AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan.

4.6

Certificate of Incorporation of the Registrant, as restated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, File No. 001-10865).

4.7	By-Laws of the Registrant, as amended and restated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 28, 2008, File No. 000-14732).

4.8

Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 000-14732).

4.9

Specimen certificate representing the Registrant’s Common Stock (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 000-14732).

4.10

Rights Agreement dated as of September 4, 2009 by and among the Registrant and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 000-14732).

4.11

Amendment to Rights Agreement, dated May 10, 2012, by and between the Registrant and American Stock Transfer & Trust Company LLC (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed May 10, 2012, File No. 001-10865).

4.12	Form of Rights Certificate (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 000-14732).

5.1*	Legal opinion of Goodwin Procter LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, as independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of attorney (included in the signature page to this Registration Statement).

* Filed herewith.

Item 9.                                 Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on the 7th day of August, 2013.

AMAG PHARMACEUTICALS, INC.

By:
/s/ William K. Heiden
William K. Heiden

President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of AMAG Pharmaceuticals, Inc., hereby severally constitute and appoint William K. Heiden and Scott A. Holmes, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 7th day of August, 2013.

Signature	Title

/s/ William K. Heiden
William K. Heiden	President, Chief Executive Officer and Director (principal executive officer)

/s/ Scott A. Holmes
Scott A. Holmes	Vice President of Finance, Chief Accounting Officer, Principal Financial Officer, and Treasurer (principal financial and accounting officer)

/s/ Michael Narachi
Michael Narachi	Director

/s/ Robert J. Perez
Robert J. Perez	Director

/s/ Lesley Russell
Lesley Russell, MB. Ch.B., MRCP	Director

/s/ Gino Santini
Gino Santini	Director

/s/ Davey S. Scoon
Davey S. Scoon	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Form of Option Grant Agreement, by and between the Registrant and Greg Madison.

4.2*	Form of Restricted Stock Unit Agreement, by and between the Registrant and Greg Madison.

4.3*	Form of Option Grant Agreement, by and between the Registrant and each of Steve Caffe, Amit Verma and Carol Ann Satler.

4.4*	Form of Restricted Stock Unit Agreement, by and between the Registrant and each of Steve Caffe, Amit Verma and Carol Ann Satler.

4.5*	AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan.

4.6

Certificate of Incorporation of the Registrant, as restated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, File No. 001-10865).

4.7	By-Laws of the Registrant, as amended and restated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 28, 2008, File No. 000-14732).

4.8

Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 000-14732).

4.9

Specimen certificate representing the Registrant’s Common Stock (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 000-14732).

4.10

Rights Agreement dated as of September 4, 2009 by and among the Registrant and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 000-14732).

4.11

Amendment to Rights Agreement, dated May 10, 2012, by and between the Registrant and American Stock Transfer & Trust Company LLC (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed May 10, 2012, File No. 001-10865).

4.12	Form of Rights Certificate (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 000-14732).

5.1*	Legal opinion of Goodwin Procter LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, as independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of attorney (included in the signature page to this Registration Statement).

*                 Filed herewith.